Letter to Shareholders

FISCAL Q3 | 2023

SUPER LEAGUE

The *Rocketship* to Virtual Worlds.

NASDAQ: SLE

November 14, 2023

Fellow Shareholders,

I am proud to report Super League's third quarter 2023 financial results and bring you this corporate update which showcases our continued strong growth trajectory as well as the success of our business model and operational strategy. We delivered **record** quarterly company revenues of $7.2 million representing top-line year-over-year revenue growth of 60% from the prior year third quarter. While the third quarter presented a volatile macroeconomic backdrop based on the uncertainty of the interest rate cycle which rippled across the equity market, Super League's step change quarterly and annual revenue growth is empirical validation that our vertically integrated one-stop shop solution is in demand and winning over more and more brands aiming to gain traction with the elusive younger audience highly engaged in immersive social platforms.

Yet, first let's frame our opportunity as the statistics tell the story. There are over half a billion users in digital social platforms such as Roblox, Minecraft and Fortnite, and *Super League has been supercharged by our recently announced strategic partnership with Roblox which further augmented our reach to a sizable amount of these users*. And while this is still a somewhat new marketing channel that brands are learning about – no differently than when they had to get their heads around internet advertising and social media in the early days - the audience is there and highly engaged. In fact, the average Roblox user spends about 156 minutes a day on the platform as compared to 95 minutes on TikTok and 74 minutes on YouTube, and Super League is well positioned to reap the exposure value as the ad dollars catch-up to where the seismic audience shift has occurred. It is also important to highlight that **immersive content increases consumer engagement by 252% and has 40% higher conversion rates, with 47% of US consumers expecting to discover brands first in 3D platforms through their digital personas, because they are a digitally native generation**.



Immersive content increases engagement by
252%
156 Min
spent daily on Roblox
(vs. 95 on TT, 74 on YT and 51 on IG)
40% higher
conversion rates with 3D content
47% of consumers
expect to discover brands first in the metaverse
$56B
Annual in-game advertising spend by 2024
Source: 2022 Newzoo Stats, 2023 Vayner Media, 2023 Cognitive Market Research Web 3.0 Report, Telius International: Consumers are Ready to Meet Brands in the Metaverse November 2022.

These mega trends that accelerate our growth strategy – "phygital" lives and commerce, the democratization of content through co-creation platforms like Roblox and Fortnite, and AI-led transformation that enables accelerated offers and efficiency for scale, are the fuel to our business model.

Now to elaborate on our strong third quarter performance, our year-to-date 2023 strategic actions, particularly our acquisition which formed SL Studios and our new coveted partnership with Roblox Partner Programs, have further solidified Super League as strategists, innovators and product builders to connect brands to the next generation through immersive experiences and media. **Our audience reach combined with our end-to-end solutions is proving that we can take an increasingly greater share of advertisers' wallets with our customers continuously coming back to work with us**. We continue to have a strong repeat buying percentage of 70%+, with an average pipeline deal size trending in the $300-400 thousand dollar range, and many new brand and partner entrants including Kraft Heinz, Hershey's, Wal-Mart, and Publicis. We have closed on three seven-figure deals this year up when compared to the one seven-figure deal in 2022 of just over $1 million. ***Furthermore, as one of the most impactful proof points that our business model is working, we recently landed the largest deal in our history, valued at nearly $4 million across multiple quarters.*** In addition to the top line benefit, it also sends a powerful message that we are in a unique position to take on this size of a program, and differentiates us from the already small pack of industry competitors. Having served over 80 brands last year to deliver nearly $20 million in revenue, as deal sizes grow, we see the potential to deliver big topline results in 2024 and beyond with a fraction of the number of brands for real operating leverage. Our sales force effectiveness continues to improve with our top sellers establishing a new ceiling of $4.5 million in annual revenue as compared to a sales capacity of approximately $2.5 million in 2022. Larger deal sizes and more predictable brand

programs will shift our model from one that is built on short-term, campaign-based revenue streams to one that supports brands persistent, long-term strategies to connect with these social digital communities consistently just as they do in other social media channels. While we accepted a lower margin profile to react quickly to this signature nearly $4 million opportunity, we believe it will change the value and shape of future pursuits and open doors to larger programs and annual deals with brands and agencies. *Over the long run we are committed to walking margins up to our targeted gross margins range of 45-50% through new products and added revenues streams.*

Finally, we saw the impact of the material cost cutting reductions launched in the back half of last year delivering a 33% reduction of operating costs on a non-GAAP basis relative to same quarter, prior year. This reduction coupled with topline growth has taken a sizable bite out of our losses on a quarterly basis as we make significant progress towards our goal of breakeven in 2024. With our lean cost structure focused on revenue generation and optimized to create operating leverage, Super League is well positioned to benefit from multiple factors including the ever-growing immersive gaming market, our operating strategy fueled by existing and new revenue streams, and a healthy pipeline of brand, agency and publishing partnerships.

Now let's expand on some of our Q3 and subsequent operating highlights.

As I mentioned previously, our partnership with Roblox is a source of great pride. The partnership validates the important role Roblox sees that we play in the health of their ecosystem. Roblox is *the* leading platform where the next generation prefers to socialize digitally, and the partnership opens up our access to their user base in the hundreds of millions along with potential access to their long list of marquee global brand partners. This partnership allows us to sell both our own immersive experience capability and proprietary dynamic content along with Roblox's innovative, wide-reaching ad inventory.

Leveraging our tech and capability, every week we are launching new immersive experiences for powerful brands and IP owners, and none shined brighter than the launch of Hamilton in Roblox. The Hamilton Simulator brings the biggest Broadway hit ever into a 3D environment with remarkable early results. Hamilton Simulator went viral with over 1 million visits in the first two weeks and surpassed top Roblox experiences in terms of average session time (~21 minutes) and overall rating (97%). As we know, Hamilton is a once-in-a-generation cultural touchstone, and this persistent, gamified Broadway experience proves that anything that exists in the physical world can have a virtual twin to reach new audiences and demonstrates that education can be more fun and memorable.


Alexander Hamilton
Mythical
HAMILTON
SIMULATOR

And Hamilton isn't our only persistent experience. We continue to support a consortium of signature Abu Dhabi entities to bring Yas Island to life, full of iconic Abu Dhabi attractions, in one the most expansive tycoon experiences on Roblox. The attractions within the virtual environment are situated across a space representing 15 square miles in the real-world, enabling endless exploration and interaction within a socially-engaging world, fostering entertainment, education, and cultural immersion on a global scale.

Subsequent to the quarter end, we activated the enchanting world of DreamWorks Animation's *Trolls Band Together* via Roblox's Livetopia. This unprecedented collaboration allows us to blend the magic of *Trolls* with the boundless creativity of the Roblox community and forge a new frontier where film and digital experiences coalesce into something truly extraordinary by fusing storytelling, interactive play, and musical delight. The captivating, week-long listening party experience received 22 million visits which is about twice the expectation for a typical immersive brand engagement.


DreamWorks
Trolls
Band Together

Capital Markets Activity

Lastly, in terms of our capital markets activity, we successfully completed a $2.2 million public offering which provided necessary working capital and funds for general corporate purposes to support the ongoing growth and development phase of Super League. Additionally, we executed a 1-for-20 reverse stock split in a concerted and successful effort to regain compliance with Nasdaq listing requirements. It is my intention to remain transparent with Super League's shareholders as it relates to our operations and objectives towards execution of our revenue generating product lines. With that said, the

fragmented experiential metaverse is ripe for consolidation and we are continuously monitoring the market for select opportunities. In parallel with a judicious view of M&A, like any smart operator, management is actively working to address our short- and long-term capital requirements and will provide additional updates via our SEC filings. Given the challenging environment for raising capital and the necessary time spent on this initiative, I am looking forward to successfully closing this chapter in short order and focusing on our 2024 path to profitability.

Q3 Financial Results

Revenue for the three months ended September 30, 2023 totaled $7.2 million, reflecting an increase of $2.7 million, or 60%, compared to $4.5 million in the third quarter of 2022, driven primarily by increases in media and advertising and publishing and content studio revenues.

Inside of our immersive experience and media offering, we have two key components which work in tandem to deliver an advertisers' full campaign objectives:

- Media and advertising revenue increased 24% to $2.9 million, compared to $2.3 million in the comparable prior year quarter and comprised 40% of total third quarter 2023 revenue. The increase was driven by a net 46% increase in Roblox immersive advertising product sales revenue and a net 5% increase in influencer marketing related revenue.
- Publishing and content studio sales revenue increased $2.2 million, or 124%, to $4.0 million, compared to $1.8 million in the comparable prior year quarter and comprised 55% of total third quarter 2023 revenue. The increase was driven primarily by a 184% increase in custom game development and immersive experience related revenue.

Third quarter direct to consumer revenue was $300,000, compared $400,000 in the comparable prior year quarter. The decrease was driven primarily by a 25% decrease in "in-game" platform sales of digital goods within our Mineville, official Microsoft Minecraft partner gaming server property, partially offset by a 12% increase in revenues for our Minehut digital property. This was a conscious decision to narrow our product strategies and expend precious resources on the revenue streams that offer the most growth as we more aggressively march toward profitability.

Third quarter 2023 cost of revenue increased $1.9 million, or 71%, to $4.7 million, compared to $2.7 million in the comparable prior year quarter, driven primarily by the 60% increase in related quarterly revenues. The greater than proportionate change in cost of revenue was driven by partial delivery during the period under a significant custom integration and platform media revenue contract with a customer that had a higher average direct cost profile in the current quarter compared to the programs that generated revenues during the comparable prior year quarter.

GAAP operating expense in the third quarter of 2023 was $7.0 million, compared to $53.9 million in the comparable prior year quarter. GAAP operating expense for the third quarter of 2023 included total non-cash stock compensation and amortization charges totaling $1.9 million, compared to $2.9 million in the third quarter of 2022. Third quarter 2022 operating expense included a non-cash goodwill impairment charge of $42.0 million, primarily reflecting the impact of our stock price and related market capitalization as of September 30, 2022 under US GAAP. Although impairments reflecting lower public equity valuations are not uncommon in today's challenging market environment, we continue to believe the true value of our business is best captured in the growth we continue to experience.

Excluding non-cash stock compensation, amortization expense, mark to market related fair value adjustments on certain liabilities and impairment charges, proforma operating expense in the third quarter of 2023 was $6.0 million, compared to $9.0 million in the third quarter of 2022, reflecting a 33% decrease in proforma operating expense, a material reduction reflecting the impact of the Company's focus on, and commitment to, ongoing cost reduction and optimization activities.

The decrease in operating expense, excluding noncash items, was driven primarily by a 67% reduction in cloud services and other technology platform costs, a 39% decrease in engineering personnel costs, and reductions in marketing and other corporate costs. Operating expense in the third quarter of 2023 included accrued contingent consideration expense totaling $351,000, compared to $1.8 million in the third quarter of 2022, related to earn out provisions in connection with our acquisition of Super Biz in fiscal year 2021.

On a GAAP-basis, which includes the impact of significant noncash amortization and stock compensation charges totaling $1.8 million, contingent consideration expense totaling $351,000 and fair value adjustment related credits totaling $2.3 million, net loss in the third quarter of 2023 was $3.0 million, or $(1.01) per share, compared to a net loss of $52.6 million, or $(28.14) per share, in the comparable prior year quarter. GAAP net loss for the third quarter of 2023 included noncash credits related to the change in fair value of warrant liabilities and M&A related contingent consideration totaling $2.3 million. The weighted average diluted share count for the third quarter of 2023, as adjusted for the 1-for-20 reverse stock split described earlier, was 3.0 million, compared to 1.9 million for the third quarter of 2022.

Pro forma net loss for the third quarter of 2023, which excludes the impact of noncash charges and credits, was $3.4 million, or $(1.16) per share, compared to a pro forma net loss of $7.7 million, or $(4.12) per share, in the comparable prior year quarter which is further evidence of the effectiveness of the operating expense reduction measures we began instituting in the back half of last year.

As of September 30, 2023, we reported $1.1 million in cash with no debt. Continuing to enhance our liquidity has been a top priority. During the third quarter of 2023, we raised net proceeds totaling $1.8 million through a public offering to continue to finance our working capital needs. We encourage our investors to monitor our filings with the Securities and Exchange Commission for additional information. As previously indicated, as shareholders ourselves, we're committed to achieving positive cash flow while minimizing the dilutive effects in connection with any financing transaction consistent with our commitment to execute on our long-term strategy and continue our growth trajectory.

Summary / Outlook

Looking ahead to Q4 and on the heels of our largest deal ever, we have line of sight on at least $9 million in revenue. While that would be another quarterly record-breaker in itself, we are only halfway through the quarter and will continue to rally the troops in this seasonally strong fourth quarter toward an even higher revenue record and perhaps our first ever eight-figure revenue quarter.

Fellow Shareholders

As a final note, we understand it's been a challenging and frustrating time for our shareholders, I too am a shareholder. We remain as confident as ever in our operating strategy and the long-term opportunity in the space which is visible in our robust pipeline. Furthermore, we believe the value of our current share price is a meaningful discount and consequently company insiders, including myself, have taken the opportunity to further increase our ownership. As we look ahead to building the premiere vertically integrated publishing engine for the immersive web, we also changed the company name to Super League Enterprises which better aligns with our full vision and potential scalability.

We thank you for your interest and ongoing support. Please join us for a continued earnings discussion today at 5pm E.T. and live questions from our covering research analysts.

In Super League,



Ann Hand
CEO of Super League

About Super League

Super League (Nasdaq: SLE) is a leading strategically-integrated publisher and creator of games and experiences across the world's largest immersive digital platforms. From metaverse gaming powerhouses such as Roblox, Minecraft and Fortnite, to the most popular Web3 environments such as Sandbox and Decentraland, to bespoke worlds built using the most advanced 3D creation tools, Super League's innovative solutions provide incomparable access to massive audiences who gather in immersive digital spaces to socialize, play, explore, collaborate, shop, learn and create. As a true end-to-end activation partner for dozens of global brands, Super League offers a complete range of development, distribution, monetization and optimization capabilities designed to engage users through dynamic, energized programs. As an originator of new experiences fueled by a network of top developers, a comprehensive set of proprietary creator tools and a future-forward team of creative professionals, Super League accelerates IP and audience success within the fastest growing sector of the media industry. For more, go to superleague.com.

SUPER LEAGUE ENTERPRISE, INC
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30, 2023	December 31, 2022
Assets		
Cash and cash equivalents	$ 1,140,000	$ 2,482,000
Accounts receivable	7,831,000	6,134,000
Prepaid expenses and other current assets	1,389,000	1,381,000
Total current assets	**10,360,000**	**9,997,000**
Property and Equipment, net	89,000	147,000
Intangible assets, net	14,929,000	20,066,000
Goodwill	1,864,000	-
Total assets	**$ 27,242.000**	**$ 30,210,000**
Liabilities		
Accounts payable and accrued expenses	$ 8,360,000	$ 6,697,000
Accrued contingent consideration	1,501,000	3,206,000
Contract Liabilities	336,000	111,000
Convertible debt, net	-	679,000
Total current liabilities	**10,197,000**	**10,693,000**
Accrued contingent consideration – long term	178,000	-
Warrant liability	252,000	-
Deferred tax liability	-	313,000
Total liabilities	**10,627,000**	**11,006,000**
Stockholders' Equity		
Preferred Stock	-	-
Common Stock	81,000	47,000
Additional paid-in capital	244,333,000	229,900,000
Accumulated deficit	(227,799,000)	(210,743,000)
Total stockholders' equity	**16,615,000**	**19,204,000**
Total liabilities and stockholders' equity	**$ 27,242,000**	**$ 30,210,000**

SUPER LEAGUE ENTERPRISE, INC CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)	Three Months Ended September 30, 2023	 2022
REVENUE	$ 7,195,000	$ 4,508,000
COST OF REVENUE	(4,655,000)	(2,719,000)
GROSS PROFIT	**2,540,000**	**1,789,000**
OPERATING EXPENSES		
Selling, marketing and advertising	3,161,000	2,958,000
Engineering, technology and development	2,066,000	3,827,000
General and administrative	2,271,000	3,249,000
Contingent consideration	(462,000)	1,836,000
Impairment of goodwill	-	42,000,000
TOTAL OPERATING EXPENSES	**7,036,000**	**53,870,000**
NET OPERATING LOSS	**(4,496,000)**	**(52,081,000)**
OTHER INCOME (EXPENSE)		
Interest expense	-	(514,000)
Change in fair value of warrant liability	1,512,000	-
Other	-	(7,000)
OTHER INCOME (EXPENSE)	**1,512,000**	**(521,000)**
NET LOSS	**$ (2,984,000)**	**$ (52,602,000)**
Net loss attributable to common stockholders - basic and diluted		
Basic and diluted net loss per common share	$ (1.01)	$ (28.14)
Weighted-average number of shares outstanding, basic and diluted	**2,957,271**	**1,869,349**

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited)	Three Months Ended September 30, 2023	 2022
GAAP net loss	$ (2,984,000)	$ (52,602,000)
Add back:		
Non-cash stock compensation	642,000	1,185,000
Non-cash amortization of intangibles	1,228,000	1,721,000
Goodwill Impairment charge	-	42,000,000
Change in fair value of warrant liability & contingent consideration	(2,325,000)	-
Proforma net loss	**$ (3,439,000)**	**$ (7,696,000)**
Pro forma non-GAAP net earnings (loss) per common share — diluted	$ (1.16)	$ (4.12)
Non-GAAP weighted-average shares — diluted	**2,957,271**	**1,869,349**

SUPER LEAGUE ENTERPRISE, INC CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)	Nine Months Ended September 30,	
	2023	2022
Operating Activities		
Net loss	$ (17,056,000)	$ (69,238,000)
Adjustments to reconcile net loss to net cash used in operations:		
Depreciation and amortization	3,929,000	4,055,000
Stock-based compensation	2,175,000	3,284,000
Change in fair value of warrant liability	(2,552,000)	-
Change in fair value of contingent consideration	(527,000)	-
Change in fair value of convertible notes	-	285,000
Amortization of original issue discount on convertible notes	40,000	120,000
Impairment of goodwill	-	42,000,000
Write off of intangible asset	2,284,000	423,000
Changes in assets and liabilities		
Accounts Receivable	(1,661,000)	1,128,000
Prepaid Expenses and Other Assets	(194,000)	(34,000)
Accounts payable and accrued expenses	1,542,000	1,998,000
Accrued contingent consideration	(1,802,000)	-
Contract liabilities	225,000	(42,000)
Deferred taxes	(313,000)	(46,000)
Accrued interest on notes payable	(180,000)	31,000
Net Cash Used in Operating Activities	**(14,090,000)**	**(16,036,000)**
Investing Activities		
Cash paid in connection with Melon Acquisition, net	(150,000)	-
Purchase of property and equipment	(8,000)	(149,000)
Capitalization of software development costs	(483,000)	(766,000)
Purchase of game property	-	(500,000)
Acquisition of other intangibles	(17,000)	(99,000)
Net Cash Used in Investing Activities	**(658,000)**	**(1,514,000)**
Financing Activities		
Proceeds from issuance of preferred stock, net	12,060,000	-
Proceeds from issuance of common stock, net	1,885,000	320,000
Proceeds from issuance of convertible notes, net	-	4,000,000
Payments on convertible notes	(539,000)	(160,000)
Net Cash Provided by Financing Activities	**13,406,000**	**4,160,000**
Net Decrease in Cash and Cash Equivalents	(1,342,000)	(13,390,000)
Cash and Cash Equivalents at Beginning of the Period	2,482,000	14,533,000
Cash and Cash Equivalents at End of the Period	**$ 1,140,000**	**$ 1,143,000**

Forward-Looking Statements

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as "scheduled," "may," "will," "could," "should," "would," "expect," "believe," "anticipate," "project," "plan," "estimate," "forecast," "goal," "target," "objective," "committed," "intend," "continue," or "will likely result," and similar expressions that concern Super League's strategy, plans, intentions, or beliefs about future occurrences or results.

Forward-looking statements involve substantial risks, uncertainties, assumptions, and other factors that may change at any time and may cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about Super League's growth strategies, the ability to actualize the benefits of the acquisition of SL Studios, the ability to actualize or increase the size of deals with our clients, our possible or assumed business strategies, new products, potential market opportunities and our ability to secure adequate working capital. Risks and uncertainties include, among other things, our ability to implement our plans, forecasts and other expectations with respect to our business, including the success of any measures aimed at reducing costs; the possibility that brands and advertisers may take substantial time to adopting advertising within the immersive gaming platforms, if at all; our ability to realize the anticipated benefits of events that took place during and subsequent to the quarter ended September 30, 2023, including the possibility that the expected benefits, particularly from our partnership with Roblox and the acquisitions consummated in 2021 and 2023, will not be realized or will not be realized within the expected time period; unknown liabilities that may or may not be within our control; the full performance and payment of contracts mentioned herein by the Company's customers; attracting new customers and maintaining and expanding our existing

customer base; our ability to scale and update our platform to respond to customers' needs and rapid technological change; increased competition in our market and our ability to compete effectively; and expansion of our operations and increased adoption of our platform internationally. Additional risks and uncertainties that could affect our financial condition and operating results will be included in the section titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other filings that we make from time to time with the Securities and Exchange Commission (the "SEC") which, once filed, are available on the SEC's website at www.sec.gov.

All forward-looking statements are qualified in their entirety by the cautionary statements that Super League makes from time to time in its SEC filings and public communications. Super League cannot assure the reader that it will realize the results or developments Super League anticipates, or, even if substantially realized, that they will result in the consequences or affect Super League in the way Super League expects. Forward-looking statements speak only as of the date made, and any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, Super League.

Information About Non-GAAP Financial Measures

As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. To supplement our financial statements included in our annual and quarterly reports filed with the SEC, which financial statements are prepared and presented in accordance with GAAP, this earnings release includes pro forma net loss, a financial measure that is considered a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use pro forma net loss, pro forma earnings per share (EPS) and other non-GAAP financial measures for internal financial and operational decision-making purposes and to evaluate period-to-period comparisons of the performance and results of operations of our business. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash goodwill impairment charges, non-cash stock compensation charges, non-cash amortization of intangible asset charges, and non-recurring, non-cash credits, that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Pro Forma Net Loss and EPS. We define pro forma net loss as net loss calculated in accordance with GAAP, but excluding non-cash goodwill impairment charges, non-cash stock compensation charges, non-cash amortization of intangible assets, and non-recurring, non-cash credits. Pro forma EPS is defined as pro forma net income divided by the weighted average outstanding shares, on a fully diluted basis, calculated in accordance with GAAP, for the respective reporting period.

Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a non-GAAP financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

Due to the use of estimates and assumptions pursuant to the guidance set forth in FASB ASC Topic 805 in connection with the valuation of assets acquired and liabilities assumed in connection with business combinations, for merger and acquisition transactions that include the issuance of common stock as all or a component of the purchase consideration, management believes that providing a non-GAAP financial measure that excludes non-cash goodwill and non-cash amortization related to these assets acquired for the applicable reporting period allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

There are several limitations related to the use of pro forma net loss and EPS versus net loss EPS calculated in accordance with GAAP. For example, non-GAAP net loss excludes the impact of significant non-cash stock compensation that are or may be recurring for the foreseeable future. In addition, non-cash stock compensation is a critical component of our employee compensation and retention programs and the cost associated with consideration issued in connection with mergers and acquisitions is a critical component of the cost of those acquisitions over the useful lives of the related intangible assets acquired. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net loss and evaluating non-GAAP net loss in conjunction with net loss and EPS calculated in accordance with GAAP.

The accompanying table below titled "Reconciliation of GAAP to Non-GAAP Financial Information" provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

Investor Relations Contact:
Shannon Devine / Mark Schwalenberg
MZ North America
Main: 203-741-8811
SLE@mzgroup.us

Media Contact
Gillian Sheldon
gillian.sheldon@superleague.com